UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2007

COMPUTER PROGRAMS AND SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-49796	74-3032373
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6600 Wall Street, Mobile, Alabama 36695

(Address of principal executive offices, including zip code)

(251) 639-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On July 31, 2007, M. Stephen Walker, Vice President—Finance and Chief Financial Officer of Computer Programs and Systems, Inc. (the “Company”), submitted notice to the Company that he will retire effective October 31, 2007. Following the effective date of his retirement, Mr. Walker will serve as a consultant to the Company for a period of three months, commencing on November 1, 2007, and will be paid at an annual rate of $100,000 for such services (i.e., $25,000 for the service period). Mr. Walker has been employed by the Company since 1991 and has served as Vice President—Finance and Chief Financial Officer since 1999, and we are grateful for his dedicated service to the Company, its employees and stockholders in that role.

(c)	At a meeting of the Executive Committee of the Board of Directors held on August 1, 2007, Darrell G. West, the Company’s Controller, was appointed to serve as the Company’s Vice President—Finance and Chief Financial Officer. This appointment will become effective on November 1, 2007. Mr. West will continue to serve as Controller until the appointment becomes effective. This appointment was consistent with the succession plan previously approved by the Board of Directors. Executive officers, such as Mr. West, do not have a fixed term of office and serve at the pleasure of the Board of Directors. There are no arrangements or understandings between Mr. West and any other person pursuant to which he was elected.

Mr. West, age 40, has served as Controller of the Company since January 2002. Prior to joining the Company in 2002, Mr. West had experience as the chief financial officer of a hospital and an accountant with an international accounting firm, where the majority of his clients consisted of health care related entities. There is no written employment agreement between Mr. West and the Company. Mr. West’s current annual base salary is $140,000. Mr. West is eligible to receive discretionary bonuses and to participate in the Company’s 2002 Stock Option Plan and 2005 Restricted Stock Plan, as well as the Company’s regular benefit plans and programs.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit
99.1	Press Release dated August 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER PROGRAMS AND SYSTEMS, INC.

Date: August 2, 2007	By:	/s/ J. Boyd Douglas
J. Boyd Douglas
President and Chief Executive Officer